Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-112579) Post-effective Amendment No. 2 to Form SB-2 on Form S-3 and the Registration Statement (No. 333-129832) on Form S-3, of our report dated March 15, 2006, which includes an explanatory paragraph as to going concern, on the financial statements of eMagin Corporation as of December 31, 2005 and for each of the three years in the period then ended included in the Annual Report on Form 10-K for 2005.

/s/ Eisner
New York, New York
April 12, 2006